Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

The firm of Armando C. Ibarra, Certified Public Accountants, APC consents to the inclusion of our report of May 25, 2006, on the audited consolidated financial statements of Viper Networks, Inc. and Subsidiaries as of December 31, 2005, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

/s/ Armando C. Ibarra
ARMANDO C. IBARRA, CPA
Chula Vista, Ca. 91910
June 1, 2006